UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 14, 2005
DEL MONTE FOODS COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14335	13-3542950

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market @ The Landmark San Francisco, California	94105

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (415) 247-3000

N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
     On December 14, 2005, the Compensation and Benefits Committee of the Board of Directors of Del Monte Corporation, the wholly-owned subsidiary of Del Monte Foods Company, adopted the Del Monte Executive Severance Plan (“Plan”), effective as of January 1, 2006. The Plan replaces the Severance Policy described in Del Monte Foods Company’s proxy statement, as filed with the Securities and Exchange Commission, relating to its annual meeting held September 29, 2005.
     The Plan provides severance benefits upon involuntary termination of employment without Cause for employees at the level of vice president and higher who do not have employment agreements (a “Covered Employee”). Currently, all the Company’s executive officers have employment agreements. In general, the Plan provides for a lump-sum payment within 30 days of termination at the following levels: (1) Chief Executive Officer — two times base salary and target bonus (i.e. the amount that would be paid under the Annual Incentive Plan upon achievement of objectives at the 100% level), (2) Executive Vice President and Senior Vice President — one and one-half times base salary and target bonus, and (3) other vice presidents — annual base salary and target bonus. In addition, the Plan provides that a Covered Employee would also receive continuation of group health benefits as follows: (i) Chief Executive Officer, Executive Vice President and Senior Vice President — 18 months following termination, and (ii) other vice presidents — 12 months following termination. Additionally, when bonuses are usually paid to participating employees under the Annual Incentive Plan, a Covered Employee would receive a pro-rata Annual Incentive Plan bonus relating to the year of employment termination, subject to adjustment for performance. Finally, outstanding equity compensation awards would vest on a pro-rata basis in accordance with the Company’s policy in effect at the time of such termination.
     If a Covered Employee is involuntarily terminated without Cause within two years after a Change in Control, as defined in the Del Monte Foods Company 2002 Stock Incentive Plan, the Plan provides instead for a lump-sum payment within 30 days of termination at the following levels: (1) Chief Executive Officer — 2.99 times base salary and target bonus, (2) Executive Vice President and Senior Vice President — two times base salary and target bonus, and (3) other vice presidents — one and one-half times base salary and target bonus. In addition, in such circumstance, the Plan provides that all Covered Employees would also receive continuation of group health benefits for 18 months following termination. Additionally, when bonuses are usually paid to participating employees under the Annual Incentive Plan, a Covered Employee would receive a pro-rata Annual Incentive Plan bonus relating to the year of employment termination, subject to adjustment for performance. Outstanding equity compensation awards would vest 100% on the termination date. In the event “excess parachute payments” to a Covered Employee exceed the limit under Internal Revenue Code Section 280G by 5%, the Covered Employee would also receive a “golden parachute payment” gross-up lump sum amount. If a Covered Employee retains counsel to enforce any Change of Control severance provisions under the Plan, reasonable legal fees would be reimbursed.
     Severance benefits are conditioned on the Covered Employee signing a general release and severance agreement which may include confidentiality, non-solicitation and non-compete provisions. “Cause” for purposes of the Plan includes (i) a material breach of company policies or the Standards of Business Conduct, (ii) theft, misappropriation, embezzlement or fraud, (iii) conviction of a felony involving dishonesty, moral turpitude, fraud or deceit, (iv) material damage to company business or property due to the Covered Employee’s willful or grossly negligent conduct, or (v) failure to act on specific lawful direction in the performance of the Covered Employee’s duties. The Plan is an ERISA welfare benefit plan administered by the Compensation Committee of the Board of Directors of Del Monte Foods Company. The Plan is intended to comply with the American Jobs Creation Act of 2004 (“Jobs Act”) and Internal Revenue Code Section 409A enacted as part of the Jobs Act.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Del Monte Foods Company
Date: December 14, 2005	By:	/s/ James Potter
		Name:	James Potter
		Title:	Secretary

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